UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

November 17, 2011

Date of Report (Date of Earliest Event Reported)

HEWLETT-PACKARD COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4423	94-1081436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 HANOVER STREET, PALO ALTO, CA	94304
(Address of principal executive offices)	(Zip code)

(650) 857-1501

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                 On November 17, 2011, the Board of Directors (the “Board”) of Hewlett-Packard Company (“HP”) elected Ralph V. Whitworth, co-founder of Relational Investors LLC (“Relational”), to serve as a director of HP effective immediately (the “Effective Date”).  Mr. Whitworth also was appointed to the Finance and Investment Committee and the HR and Compensation Committee of the Board.

Mr. Whitworth will participate in the non-employee director compensation arrangements applicable to all HP non-employee directors. Under the terms of those arrangements as currently in effect, Mr. Whitworth will receive, among other things (i) an annual cash retainer of $100,000, which he may elect to receive in the form of HP securities, and an annual equity retainer of $175,000 paid at his election either in the form of restricted stock units or in equal amounts of restricted stock units and stock options, in each case prorated to reflect his service for a partial term; (ii) $2,000 in cash for each Board meeting attended in excess of six per year; and (iii) $2,000 in cash for each Board committee meeting in excess of six per year. Mr. Whitworth also will be eligible to participate in the product matching portion of the HP Employee Giving Program under which each non-employee director may contribute up to $100,000 worth of HP products each year to a qualified charity by paying 25% of the list price of those products, with HP paying the remaining cost.

Also on November 17, 2011, HP entered into a letter agreement (the “Letter Agreement”) with Relational and certain affiliates of Relational, including Mr. Whitworth (collectively, the “Relational Group”), pursuant to which Mr. Whitworth was elected to the Board and appointed to the Finance and Investment Committee and the HR and Compensation Committee of the Board. Pursuant to the terms of the Letter Agreement, the Board will nominate and support Mr. Whitworth for election as a director at the next two annual meetings of HP stockholders, provided that the Relational Group continues to hold no less than 0.5% of HP’s then-outstanding common stock.  During the term of the Letter Agreement, Relational and its affiliates will vote in favor of the election of each nominee to the Board that has been nominated by the Board and vote in accordance with the Board’s recommendation on any proposal or other stockholder vote on any other matter.

The Letter Agreement also contains standstill provisions, including, among others, that no member of the Relational Group will: (a) make, participate in or encourage a solicitation of proxies; (b) initiate or encourage any stockholder proposals; (c) seek, alone or in concert with others, to call or to request the calling of a special meeting of HP stockholders; (d) seek representation on, or nominate any candidate for, the Board (other than Mr. Whitworth) or seek the removal of any member of the Board or a change in the composition or size of the Board; (e) act alone or in concert with others to control or influence or seek to control or influence the management, Board, operations or policies of HP; (f) participate in, or take any action pursuant to, any “stockholder access” proposal; (g) own or seek to own more than 9.9% of the outstanding Voting Securities (as such term is defined in the Letter Agreement) of HP; or (h) seek, propose or make any statement with respect to any business combination or other extraordinary transaction involving HP.  The Letter Agreement will terminate on the date that is the earlier of (i) 30 days prior to the last day of the notice period specified in HP’s advance notice bylaw related to nominations of directors at HP’s 2014 annual meeting of stockholders or (ii) the one-year anniversary of the first day that Mr. Whitworth is no longer a member of the Board without having had submitted his resignation from the Board as a result of the Relational Group holding less than 0.5% of HP’s then-outstanding shares of common stock or a breach of the Letter Agreement by any member of the Relational Group.

A copy of the Letter Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

A copy of HP’s press release announcing the election of Mr. Whitworth and the designation of Rajiv L. Gupta as lead independent director of the Board is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 5.03.              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 17, 2011, the HP Board of Directors approved an amendment to Section 3.2 of Article III of HP’s Amended and Restated Bylaws to increase the size of the Board from 13 to 14 directors effective on the Effective Date.  The Amended and Restated Bylaws of HP reflecting that amendment are filed with this report as Exhibit 3.1.

Item 9.01.                                          Financial Statements and Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Bylaws of Hewlett-Packard Company.

99.1	Letter Agreement, dated November 17, 2011, among Hewlett-Packard Company, Relational Investors LLC and the other parties named in the Letter Agreement.

99.2	Press release, dated November 17, 2011, entitled “HP Appoints Ralph Whitworth to Board of Directors; Designates Rajiv L. Gupta as Lead Independent Director.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT-PACKARD COMPANY

DATE: November 17, 2011	By:	/s/ Paul T. Porrini
	Name:	Paul T. Porrini
	Title:	Vice President, Deputy General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Bylaws of Hewlett-Packard Company.

99.1	Letter Agreement, dated November 17, 2011, among Hewlett-Packard Company, Relational Investors LLC and the other parties named in the Letter Agreement.

99.2	Press release, dated November 17, 2011, entitled “HP Appoints Ralph Whitworth to Board of Directors; Designates Rajiv L. Gupta as Lead Independent Director.”